Exhibit 10.1

Loan No. 0309136049

BUSINESS LOAN AGREEMENT

Dated as of January 31, 2014

Between

NV5 HOLDINGS, INC.,
a Delaware corporation,
as Borrower

and

WESTERN ALLIANCE BANK,
an Arizona corporation,
as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

11.15	Survival of Representations and Warranties	31
11.16	Attorneys’ Fees; Expenses	31
11.17	Preferences	31
11.18	Waiver of Notice	31
11.19	Duplicate Originals, Counterparts	31
11.20	Time Is of the Essence	32
11.21	Choice of Venue	32
11.22	Governing Law	32

-iv-

BUSINESS LOAN AGREEMENT

THIS BUSINESS LOAN AGREEMENT (“Agreement”) is made and entered into as of January 31, 2014 (“Effective Date”), by NV5 HOLDINGS, INC., a Delaware corporation (“Borrower”), and WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”).

RECITALS

A.     Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

B.     Lender is willing to make the Loan to Borrower, subject to and in accordance with the provisions and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.            DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director, partner or officer of such Person or of an Affiliate of such Person. In the case of an individual, Affiliate shall include (a) members of such specified Person’s immediate family and (b) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person’s immediate family.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which such Person colludes with, or otherwise assists such Person, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person from any other Person; (d) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Collateral; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Lender is not open for business.

“Closing Date” shall mean the date of the funding of the Loan on January 31, 2014.

“Collateral” shall have the meaning set forth in the Security Instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“CPLTD” shall mean the current portion of long term debt, excluding the Loan.

“Cure Period” shall have the meaning set forth in Section 10.3.

“Debt” of the Borrower and(or) any of the Guarantors, at the time of any determination, without duplication, shall mean any indebtedness of such Person, whether or not contingent, in respect of: (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (b) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (c) any lease of property by Borrower or any of the Guarantors, as lessee, which is reflected on Borrower’s or any of the Guarantor’s balance sheet as a capitalized lease in accordance with GAAP, or which should be considered a capitalized lease in accordance with GAAP to the extent, in the case of items of indebtedness under (a) or (b) above, that any such items of indebtedness (other than letters of credit) would appear as a liability on Borrower’s or any of the Guarantor’s balance sheet in accordance with GAAP, (d) to the extent not otherwise included, any obligation by Borrower or any of the Guarantors to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person, or (e) commitments to lend money to Borrower or any of the Guarantors from any Person other than Lender, including, without limitation, all commitments to provide revolving line of credit financing. Debt shall be deemed to be incurred by Borrower or any of the Guarantors whenever Borrower or any of the Guarantors shall create, assume, guarantee or otherwise become liable (on a contingent basis, pursuant to a commitment, or otherwise) in respect thereof, as determined by Lender in its sole and absolute discretion.

“Debt Service Coverage Ratio” shall mean (a) the EBITDA of Borrower for the applicable twelve (12) month measuring period, divided by (b) the CPLTD, plus actual interest expense, for Borrower and all subsidiaries of Borrower for the applicable twelve (12) month measuring period, each as determined by Lender in its sole and absolute discretion.

“Debt to Tangible Net Worth Ratio” shall mean (a) the total outstanding liabilities of Borrower minus the outstanding principal balance of the Subordinated Debt, divided by (b) the Tangible Net Worth of Borrower plus outstanding principal balance of the Subordinated Debt, each as determined by Lender in its sole and absolute discretion.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a fluctuating annual rate of interest in effect from time to time that for any day shall be equal to the interest rate in effect under the Note on such day plus five percent (5%).

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

“Eligible Receivables” shall mean the Receivables, including public accounts receivables (from government, school districts, public utilities and other public sources), excluding the Ineligible Receivables.

“Event of Default” shall have the meaning set forth in Section 10.1.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any court, board, agency, bureau, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Guarantor” shall mean, jointly and severally, the following: (i) NV5; (ii) Nolte; and (iii) Wright.

“Guaranty Documents” shall mean (i) that certain Guaranty executed by NV5, (ii) that certain Guaranty executed by Nolte, (iii) the Springing Guaranty, (iv) that certain Indemnity Agreement executed by NV5, and (v) that certain Indemnity Agreement executed by Nolte, all dated as of even date herewith, in favor of Lender, as each of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Indebtedness” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument and the other Loan Documents.

“Ineligible Receivables” shall mean (i) Receivables aged more than one hundred twenty (120) days, (ii) foreign Receivables, unless receivable insurance is purchased, (iii) concentrations over twenty-five percent (25%), except San Diego Gas & Electric Receivables, which shall not exceed thirty-five percent (35%), and public and quasi-public Receivables (excluding San Diego Gas & Electric Receivables), which shall not exceed forty percent (40%) in total, (iv) Receivables from employees or Affiliates, (v) contra accounts, (vi) retention accounts, (vii) bonded Receivables, (viii) Receivables of any debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has made an assignment for the benefit of creditors or has become insolvent, (ix) Receivables with respect to which services have not been rendered, (x) Receivables which are subject to dispute, counterclaim, or setoff, and (xi) the entire balance of any Receivable of any single account debtor if the portion of the Receivable which has not been paid within one hundred twenty (120) days from the invoice date is in excess of thirty-five percent (35%) of the total amount outstanding on the Receivable.

“Insurance Premiums” shall mean all premiums due under the insurance policies required hereby and by the other Loan Documents.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Borrower, the Guarantor, the Collateral, or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Borrower, the Guarantor, the Collateral, or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Collateral or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Collateral, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the maximum principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) made by Lender to Borrower pursuant to this Agreement and the Note.

“Loan Documents” shall mean, collectively, this Agreement, the Note, and any and all other documents evidencing or securing the Loan or executed in connection therewith, all dated as of even date herewith, and any amendments, modifications, renewals, and(or) extensions thereof.

“Loan Year” shall have the meaning set forth in the Note.

“Maturity Date” shall have the meaning set forth in the Note.

“Net Worth” shall mean the GAAP determination of net worth. Net Worth shall specifically exclude accounts receivable from Affiliates and notes receivable from Affiliates.

“Nolte” shall mean Nolte Associates, Inc., a California corporation.

“Notice of Payment Default” shall have the meaning set forth in Section 10.3.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), made by Borrower to the order of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“NV5” shall mean NV5 Global, Inc., a Delaware corporation (formerly known as NV5, Inc., a Delaware corporation).

“NV5 Loan” shall mean that certain loan made by Lender to NV5 in the original principal amount of $2,800,000.00 (Western Alliance Bank Loan No. 901122297), with an outstanding principal balance of $1,144,000.00 as of January 31, 2014.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument and the other Loan Documents, and Borrower’s performance of the Other Obligations.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Note.

“Permitted Liens” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (c) such other Liens as Lender has approved or may approve in writing in Lender’s sole discretion.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Receivables” shall have the meaning set forth in Section 10.3.

“Security Instrument” shall means (i) that certain first priority Security Agreement of even date herewith, executed and delivered by Borrower as security for the Loan and encumbering the Collateral, (ii) that certain first priority Security Agreement of even date herewith, executed and delivered by NV5 as security for the Loan and encumbering the Collateral, and (iii) that certain first priority Security Agreement of even date herewith, executed and delivered by Nolte as security for the Loan and encumbering the Collateral, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Interests” shall mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel, mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

“Springing Guaranty” shall mean that certain Guaranty executed by Wright.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Collateral or part thereof, together with all interest and penalties thereon.

“Tangible Net Worth” shall mean the GAAP determination of Net Worth minus intangible assets. Tangible Net Worth shall specifically exclude accounts receivable from Affiliates and notes receivable from Affiliates.

“Variable Rate” shall have the meaning set forth in the Note.

“Wright” shall mean Dickerson Wright, an individual.

2.            GENERAL TERMS.

2.1     Loan Commitment; Disbursement to Borrower. Upon and subject to the provisions and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow and accept the Loan on the Closing Date. The Loan shall be evidenced by the Note and secured by the Security Instrument, and certain other Loan Documents. Borrower shall use the proceeds of the Loan (a) on the Closing Date to repay any principal and interest amount outstanding and close that certain existing loan made by Lender to Nolte, in the maximum original principal amount of $2,000,000.00 (Western Alliance Bank Loan No. 909122289); (b) on the Closing Date to repay any principal and interest amount outstanding and close that certain existing loan made by Lender to NV5 in the maximum original principal amount of $2,000,000.00 (Western Alliance Bank Loan No. 9091121377); (c) on the Closing Date, to fund the Loan Fee, Lender’s processing fee, Lender’s fees and costs incurred in connection with the closing of the Loan, and other closing costs approved by Lender, and (d) on and after the Closing Date, to fund Borrower’s working capital, upon and subject to the provisions and conditions of this Agreement.

2.2     Interest Rate. The Outstanding Principal Balance shall bear interest at the Variable Rate. NOTICE: UNDER NO CIRCUMSTANCES WILL THE INTEREST RATE ON THE NOTE BE LESS THAN THREE AND THREE-QUARTERS PERCENT (3.75%) PER ANNUM OR MORE THAN THE MAXIMUM RATE ALLOWED BY APPLICABLE LAW. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the applicable interest rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance.

2.3     Usury Savings. All agreements between Borrower and Lender, now existing or hereafter arising, are hereby expressly limited so that in no event whatsoever shall the amount paid, or agreed to be paid, to Lender hereof for the use, forbearance or detention of money to be loaned pursuant to the Note or otherwise, or for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender hereof shall ever receive as interest under the Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the Outstanding Principal Balance owing under the Note (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the Outstanding Principal Balance, such excess shall be refunded to Borrower.

2.4     Installment Payments.

(a)     Interest Only Payments. Commencing on the first day of March 2014, and continuing thereafter on the same day of each calendar month thereafter until the Maturity Date, Borrower shall pay all accrued but unpaid interest hereunder to Lender.

(b)     Repayment on Maturity Date. On the Maturity Date, or on such earlier date as the Note becomes due and payable, whether by acceleration or otherwise, the entire unpaid principal balance of the Loan and all accrued interest thereon, and all other sums owing to Lender hereunder and under the Loan Documents, shall be due and payable in full. Unless sooner paid, the Note contemplates a balloon payment of all unpaid principal of the Loan and all accrued interest thereon, and all other sums owing to Holder hereunder and under the Loan Documents, on the Maturity Date.

(c)     Additional Advances; Cessation of Advances. This is a revolving line of credit Loan and, to the extent that Borrower prepays principal under the Note, Borrower shall be entitled to thereafter have said principal funded (again) to Borrower by Lender, except as otherwise provided in the Note. All advances of Loan funds under the Note, as well as all directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower. Lender may, but need not, require that all oral requests be confirmed by Borrower in writing. Borrower agrees to be liable for all advances of Loan funds under the Note that are either: (a) advanced in accordance with the instructions of Borrower, or (b) credited to any of Borrower’s accounts with Lender. The Outstanding Principal Balance that is owed from time to time under the Note may be evidenced by endorsements to the Note or by Lender’s internal records, including daily computer print-outs. Lender shall have no obligation to make any advance of Loan funds from and after the occurrence of any Event of Default under the Loan Documents. At the time of any advance of Loan funds under the Note, there shall not exist any condition that with notice or the passage of time would constitute an Event of Default under the Loan Documents. Upon and after the occurrence of any Event of Default under the Loan Documents, Lender’s obligation to make advances of Loan funds shall terminate immediately and, at Lender’s option, the Outstanding Principal Balance, all accrued interest thereon, and all other sums owing to Lender hereunder and under the Loan Documents, shall become immediately due and payable.

(d)     Late Payment Charge. Borrower acknowledges that late payment to Lender of any sums due under the Loan Documents will cause Lender to incur additional costs, the exact amount of which will be impracticable or extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment, payment or any other sum due from Borrower shall not be received by Lender or Lender’s designee within ten (10) calendar days after it is due, Borrower shall then pay to Lender a late payment charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lender will incur by reason of late payment. This provision shall not, however, be construed as extending the time for payment of any amount due under the Loan Documents, and acceptance of such late charge by Lender shall in no event constitute a waiver of Borrower’s default with respect to such overdue amount nor prevent Lender from exercising any of the other rights and remedies with respect to such default.

(e)     Default Rate. If Borrower fails to timely pay any payment within thirty (30) days after it is due, at Lender’s discretion, the interest rate on the Outstanding Principal Balance of the Loan can thereafter increase to the Default Rate. On the Business Day following the date on which Borrower pays the late payment and any then accrued and unpaid interest (including any interest calculated at the Default Rate, if applicable), then at the Lender’s discretion, the interest rate on the Outstanding Principal Balance can decrease from the Default Rate to the interest rate then applicable to the Outstanding Principal Balance, as if the Default Rate of interest had not been applied to the Loan.

(f)     Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 4:00 P.M., San Diego, California local time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.5     Prepayment. The Note may be prepaid, in whole or in part, at any time during the term of the Note without the payment of any prepayment premium. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan Documents and will not be subject to refund upon early payment of the Loan (whether voluntary or as a result of a Default or Event of Default), except as otherwise required under applicable law.

2.6     Release of Collateral. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release (or partial release) of the Lien of the Security Instrument. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the provisions of the Note and this Agreement, release the Lien of the Security Instrument and all other security interests granted herein and under the Loan Documents.

2.7     Term. This Agreement shall be effective as of the effective date hereof, and shall continue in full force and effect until such time as all of Borrower’s Obligations in favor of Lender have been performed or paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

3.            CONDITIONS PRECEDENT. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date and as of the date of each advance of Loan proceeds under the Note:

3.1     Loan Documents. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower. Lender shall have also received from Borrower, Guarantor and all other Persons fully executed counterparts of all of the other Loan Documents.

3.2     Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Security Instrument, subject only to applicable Permitted Liens and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.3     Authorization. All corporate and other proceedings taken or to be taken by Borrower or Guarantor in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.4     Payment of Fees and Expenses. Borrower shall have paid or reimbursed Lender for Lender’s loan fee, Lender’s processing fee, recording and filing fees, the fees and costs of Lender’s counsel, all other third party out-of-pocket expenses incurred in connection with the origination of the Loan, and other expenses which are due and payable at or prior to the closing of the Loan as specified in this Agreement or in any of the other Loan Documents.

3.5     Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.6     No Events of Default. No Default or Event of Default shall have occurred and be continuing.

3.7     Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower, any of the Guarantors or the Collateral since the date of the most recent financial statements delivered to Lender. None of Borrower or Guarantor shall be the subject of any Bankruptcy Action.

3.8     Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

4.            REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as of the Closing Date and as of the date of each advance of Loan proceeds under the Note as follows:

4.1     Organization. Borrower has been duly formed and is validly existing and in good standing in the jurisdiction in which it is formed and in each jurisdiction in which it is qualified to do business with requisite power and authority to own its properties or assets and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, assets, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to allow it to own its properties or assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the businesses utilizing the Collateral. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

4.2     Assumed Business Name. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. There are no assumed business names under which Borrower does business.

4.3     Authorization. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.4     Compliance. Borrower is and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

4.5     No Conflict. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement, co-tenancy agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

4.6     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, the Collateral, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, the Collateral or Borrower’s business, properties or assets are bound.

4.7     Title. Upon Borrower’s acquisition of the Collateral, Borrower shall have good, marketable and insurable title to the Collateral, free and clear of all Liens whatsoever except such Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Security Instrument and the Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien in and to Borrower’s right, title and interest to the Collateral, subject only to the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, Borrower’s right, title and interest to all personal property, all in accordance with the terms thereof, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There will be no claims affecting the Collateral, which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.8     Financial Information. All financial data that have been delivered to Lender in connection with the Loan (a) are true, current, complete and correct in all material respects, and (b) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Collateral, except as referred to or reflected in Borrower’s financial statements. Since the date of the delivery of such financial data to Lender, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth therein.

4.9     Physical Condition. Upon Borrower’s acquisition of the Collateral, except as disclosed to and acknowledged by Lender in writing, the Collateral shall be in good condition, order and repair in all material respects, normal wear and tear excluded.

4.10     Not a Foreign Person. None of Borrower, any Guarantors, or any other holder of a direct or indirect legal or beneficial interest in Borrower is or will be, held, directly or indirectly, by a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” “foreign person,” “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade in Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, the regulations promulgated pursuant to such acts or any amendments to such acts.

4.11     Not a Prohibited Person. Borrower is not and will not become a person (individually, a “Prohibited Person” and collectively, “Prohibited Persons”) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (“OFAC List”) or otherwise subject to any other prohibitions or restriction imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (collectively, “OFAC Rules”). Borrower represents and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower will not transfer any interest in Borrower to or enter into a lease with a Prohibited Person. Borrower shall immediately notify Lender if Borrower has knowledge that any Guarantors, partners, members or beneficial owner of Borrower or any Guarantors is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not enter into any lease or any other transaction or undertake any activities related to the Loan in violation of the federal Bank Secrecy Act, as amended (“BSA”), 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing (collectively, “Anti Money Laundering Laws”). Borrower shall (1) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or Anti Money Laundering Laws, (2) comply and cause all of its subsidiaries to comply with applicable OFAC Rules and Anti Money Laundering Laws, (3) provide information as Lender may require from time to time to permit Lender to satisfy its obligations under the OFAC Rules and(or) the Anti Money Laundering Laws, and (4) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing.

4.12     Taxes. All Taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the Collateral to Borrower have been paid. All Taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents have been validly executed and delivered and are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.13     Litigation and Claims. Except as disclosed by Borrower to Lender and acknowledged by Lender, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Guarantor or the Collateral.

4.14     Compliance. Borrower and the Collateral (including the use thereof) comply in all material respects with all applicable Legal Requirements. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral any act or omission affording any Governmental Authority the right of forfeiture as against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. All material permits, licenses, authorizations, approvals, and certificates required by law, ordinance or regulation have been obtained and are and shall remain in full force and effect.

4.15     Taxes. To the best of Borrower’s knowledge, all of Borrower’s and Guarantor’s tax returns, and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower or Guarantor in good faith in the ordinary course of business and for which adequate reserves have been provided.

4.16     No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower and Guarantor to Lender, including all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any of the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the business operations and(or) the financial condition of Borrower and(or) Guarantor. Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any information provided to Lender by Borrower and(or) Guarantor or their representatives or representation or warranty made herein to be materially misleading.

4.17     Full and Accurate Disclosure. No statement of fact made by Borrower or Guarantor in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

5.            AFFIRMATIVE COVENANTS. From the date hereof and until payment and performance in full of all Obligations or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1     Existence; Compliance with Legal Requirements.

(a)     Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Collateral. Borrower shall continue to engage in the businesses presently conducted by it to the extent necessary for the continued ownership, maintenance, management and operation of the Collateral. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral. There shall never be committed by Borrower and Borrower shall not permit any other Person involved with the operation or use of the Collateral to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all trade names and preserve all the remainder of its property and(or) assets used or useful in the conduct of its business and shall keep the Collateral in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument.

(b)     After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Collateral or any alleged violation of any Legal Requirement, provided, that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Collateral; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.2     Performance. Borrower shall in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under: (a) the Loan Documents executed and delivered by, or applicable to, Borrower; and (b) all other instruments and agreements between Borrower and Lender.

5.3     Financial Records. Borrower shall keep and maintain, in accordance with GAAP, applied on a consistent basis, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

5.4     Financial Reporting; Other Reports.

(a)     Financial Statements. Borrower shall furnish, or cause to be furnished, to Lender, (i) within one hundred (100) days following the end of each calendar year, Borrower’s audited annual financial statements, audited by an accounting firm or other independent certified public accountant acceptable to Lender, in accordance with GAAP or such other accounting basis acceptable to Lender, containing statements of profit and loss, a balance sheet, a statement of cash flows, (ii) within thirty (30) days following the end of each calendar month, a Borrower- prepared monthly borrowing base certificate for Borrower, (iii) within one hundred (100) days following the end of each calendar year, annual Borrower-prepared consolidating financial statements for Nolte and NV5 in a format acceptable to Lender, (iv) within ninety (90) days following the end of each calendar year, annual financial statements for Wright in a format acceptable to Lender, (v) within sixty (60) days following the end of each calendar quarter, Borrower-prepared quarterly unaudited consolidated financial statements for Borrower, in a format acceptable to Lender, (vi) within sixty (60) days following the end of each calendar quarter, quarterly consolidating financial statements for Nolte and NV5, in a format acceptable to Lender, (vii) within thirty (30) days following the end of each calendar month, a monthly accounts receivable aging report for NV5, (viii) within thirty (30) days following the end of each calendar month, a monthly accounts payable aging report for NV5, (ix) within thirty (30) days following the end of each calendar month, a monthly work in progress report for NV5, (x) within thirty (30) following the end of each calendar month, a monthly accounts receivable aging report for Nolte, (xi) within thirty (30) days following the end of each calendar month, a monthly accounts payable aging report for Nolte, and (xii) within thirty (30) following the end of each calendar month, a monthly work in progress report for Nolte. The quarterly financial statements and monthly reports delivered to Lender shall be accompanied by an officer’s certificate from Borrower, Guarantor, NV5 or Nolte, as the case may be, certifying that each financial statement or report fairly represents the financial condition of such party as of the date thereof.

(b)     Other Reports. Borrower shall promptly furnish such additional information and statements required by this Agreement and the other Loan Documents as well as any other information and statements regarding Borrower, Guarantor and the Collateral that Lender may reasonably request from time to time.

5.5     Insurance. Borrower shall keep the Collateral insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement and the other Loan Documents. Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties and(or) assets insured; (e) the then current property and(or) asset values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

5.6     Title to the Collateral. Borrower will warrant and defend (a) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Liens), and (b) the validity and priority of the Lien of the Security Instrument, subject only to Liens permitted hereunder (including Permitted Liens), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral, other than as permitted hereunder, are claimed by another Person.

5.7     Cooperation. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority that may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings. Borrower shall also cooperate with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with the Collateral, and Lender shall be reimbursed by Borrower for any expenses incurred in connection therewith (including attorneys’ fees and disbursements from such insurance proceeds.

5.8     Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.

5.9     Taxes, Charges and Liens. Borrower shall pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, assets, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, assets, income, or profits; provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

5.10     Operations. Borrower shall at all times maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel, shall provide written notice to Lender of any change in executive and management personnel, and shall conduct its business affairs in a reasonable and prudent manner.

5.11     Inspection. Borrower shall permit agents, representatives and employees of Lender to inspect the Collateral or any part thereof at reasonable hours upon reasonable advance notice.

5.12     Notice of Default; Notice of Material Adverse Change. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or any Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default.

5.13     Notices of Claims and Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which might materially and adversely affect Borrower’s or any Guarantor’s condition (financial or otherwise) or business or the Collateral.

5.14     Compliance Certificates. Unless waived in writing by Lender, Borrower shall provide Lender at least annually, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Default or Event or Default exists under this Agreement or any of the other Loan Documents.

5.15     Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and(or) occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and(or) other natural resources.

5.16     Enforcement Costs. If (a) the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) there occurs the foreclosure of any lien prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) there occurs a bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.17     Obligation to Subordinate Debt. Borrower agrees that all present indebtedness, obligations and liabilities of the Borrower that are secured by the Collateral (other than Liens in favor of Lender) shall be fully subordinate and junior to Borrower’s Obligations under this Agreement and the other Loan Documents. In furtherance of the foregoing, Borrower shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intent and purpose of this paragraph as Lender shall reasonably require from time to time.

5.18     Additional Assurances. Borrower shall, at Borrower’s sole cost and expense: (a) furnish to Lender each and every document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith; (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and(or) protect the Collateral at any time securing or intended to secure the Obligations under the Loan Documents and Lender’s first lien priority security interest thereto, as Lender may reasonably require; and (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

6.            NEGATIVE COVENANTS. From the date hereof until payment and performance in full of the Obligations or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following without the express written consent of Lender (which consent, unless otherwise specified below, may be conditioned, withheld or delayed in the sole and absolute discretion of Lender):

6.1     Subordinate Financing Prohibition. Borrower shall not incur any additional indebtedness (except in conjunction with an acquisition or merger with a business entity in the same industry as Borrower, in the ordinary course of business) or to have any additional liens or other encumbrances on the Collateral without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion.

6.2     Dissolution. Borrower shall not (a) to the fullest extent permitted by applicable law, engage in any dissolution, liquidation, or consolidation or merger with any other business entity, except for an acquisition or merger with a business entity in the same industry as Borrower in the ordinary course of business, (b) engage in any business activity not related to the ownership and operation of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

6.3     Loans, Acquisitions and Guaranties. Borrower shall not (a) loan, invest in or advance money or assets to any other Person, enterprise or entity, (b) purchase, create or acquire any interest in any other enterprise or entity, except for an acquisition or merger with a business entity in the same industry as Borrower in the ordinary course of business, or (c) incur any obligation as surety or guarantor other than in the ordinary course of business.

6.4     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or Debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

6.5     Agreements. Borrower shall not enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s Obligations under this Agreement or in connection herewith.

6.6     Unauthorized Transfers. Borrower understands that in making the Loan evidenced by the Note, Lender is relying to a material extent upon the business expertise and net worth of Borrower and upon the continuing interest which Borrower has in the Collateral. Accordingly, in the event that Borrower, without the prior written consent of Lender, directly or indirectly, voluntarily or involuntarily, sells, assigns, transfers, disposes of any interest (collectively, a “Transfer”) in the Collateral whether by outright sale, installment sale contract, lease, lease- option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Collateral, or by any other method of conveyance of an interest in the Collateral, then the same shall be deemed to increase the risk of Lender, and Lender may then, or at any time thereafter, declare all principal, accrued and unpaid interest and all other charges and fees under the Note immediately due and payable, and may exercise all rights and remedies provided in the Loan Documents. A Transfer shall include, but not be limited to (a) an installment sales agreement wherein Borrower agrees to sell the Collateral, or any part thereof, for a price to be paid in installments; (b) an agreement by Borrower leasing all or substantially all of the Collateral, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (c) if Borrower is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock, except in connection with the acquisition of other companies; (d) if Borrower is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner, or any limited partner, or any profits or proceeds relating to such partnership interest, or the creation or issuance of new general partnership interests or new limited partnership interests; (e) if Borrower is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the limited liability company interest of a member or any profits or proceeds relating to such limited liability company interest, or the sale or pledge of limited liability company interests or the creation or issuance of new limited liability company interests; or (f) if Borrower is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in Borrower or the creation or issuance of new legal or beneficial interests.

7.            INSURANCE; CASUALTY.

7.1     Required Insurance. Borrower shall keep the Collateral insured, and shall maintain during the entire term of the Loan, all coverages required pursuant to the Security Instrument, by carrier(s), in amounts and in form at all times satisfactory to Lender, which carrier(s), amounts and form shall not be changed without the prior written consent of Lender. All such policies of insurance shall be issued by insurers qualified under the laws of the state in which the Collateral is located, duly authorized and licensed to transact business in such state and acceptable to Lender. Borrower shall maintain all coverages on the Collateral as are required by Lender at the closing of the Loan, and all other coverages as may be deemed necessary by Lender from time to time during the term of the Loan. Any failure by Lender to insist on full compliance with all of the above insurance requirements at closing does not constitute a waiver of Lender’s right to subsequently require full compliance with these requirements. All policies required hereunder and(or) under the Security Instrument shall be indicated by evidence of insurance on the Acord 28 (or similar) form of certificate (as such form may be updated and renamed from time to time), naming Lender as loss payee. All such policies shall contain a provision that such policies will not be canceled or materially amended, which terms shall include any reduction in the scope or limits of coverage, without at least thirty (30) days’ prior written notice to Lender (or ten (10) days in the case of non-payment). At least two (2) days prior to the expiration of each such policy, Borrower shall furnish Lender with evidence satisfactory to Lender of the payment of the premium for and the re issuance of a policy continuing insurance in force as required by the Security Instrument.

7.2     Lender’s Right to Cure. Unless Borrower provides Lender with evidence of the insurance coverage required by the Security Instrument, or in the event that Borrower otherwise fails to provide, maintain and keep in force or deliver and furnish to Lender the policies of insurance required hereunder or under the Security Instrument, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral and to maintain the insurance required by the Security Instrument. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral or any required insurance policy. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by the Security Instrument. If Lender purchases insurance for the Collateral or insurance otherwise required by the Security Instrument, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

7.3     Intentionally Deleted.

7.4     Damages and Insurance.

(a)     Collateral Assignment. Borrower hereby absolutely and irrevocably assigns to Lender, and authorizes the payor to pay to Lender, the following claims, causes of action, awards, payments and rights to payment of Borrower: (i) all awards, claims and causes of action arising out of any warranty affecting all or any part of the Collateral, or for damage or injury to or decrease in value of all or part of the Collateral or any interest therein; (ii) all proceeds of any insurance policies payable because of loss sustained to all or part of the Collateral; and (iii) all interest which may accrue on any of the foregoing.

(b)     Notification. Borrower shall immediately notify Lender in writing if any damage occurs or any injury or loss is sustained in any amount in excess of $25,000.00 to all or part of the Collateral, or any action or proceeding relating to any such damage, injury or loss is commenced. If Lender chooses to do so, it may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Collateral and it may make any compromise or settlement of the action or proceeding.

(c)     Application of Proceeds. All proceeds of these assigned claims, other property and rights which Borrower may receive or be entitled to shall be paid to Lender. In each instance, Lender shall apply those proceeds first toward reimbursement of all of Lender’s costs and expenses of recovering the proceeds, including attorneys’ fees.

7.5     Use of Proceeds by Borrower.

(a)     Repair or Replace. If, in any instance, each and all of the following conditions are satisfied in Lender’s reasonable judgment, Lender shall permit Borrower to use the balance of the proceeds assigned and deposited with Lender under the preceding Section 7.4 (“Net Claims Proceeds”) to pay costs of repairing or replacing the Collateral in the manner described below:

(i)      The cost breakdown for the work of repair or replacement of the Collateral must all be reasonably acceptable to Lender.

(ii)      Lender must receive evidence satisfactory to it that after repair or replacement of the Collateral, the outstanding balance of all Obligations will not exceed one hundred percent (100%) of the value of the Collateral.

(iii)     The Net Claims Proceeds must be sufficient in Lender’s determination to pay for the total cost of repair or replacement of the Collateral, including all interest projected to be payable on the Obligations until the repair or replacement of the Collateral is complete; or Borrower must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Borrower and found acceptable by Lender, of the total cost of repair or replacement of the Collateral.

(iv)     No Event of Default shall have occurred and be continuing.

(b)     Application by Lender. If the foregoing conditions are met, Lender shall hold the Net Claims Proceeds in an interest bearing account and shall disburse them to Borrower to pay costs of repair or replacement of the Collateral, on such terms and subject to such conditions as are reasonably established by Lender to govern disbursement of funds, including without limitation providing evidence of costs, completion of repair or replacement of the Collateral, and application of payments. However, if Lender determines that the foregoing conditions are met and the Net Claims Proceeds exceed the costs of repair and replacement of the Collateral or if Lender determines that one or more of the foregoing conditions are not satisfied, then Lender shall apply the Net Claims Proceeds contained in the interest bearing account to pay or prepay (without premium) some or all of the Obligations in such order and proportions as Lender in its sole, absolute and unfettered discretion may choose.

(c)     Duty to Restore. Nothing herein contained shall be deemed to excuse Borrower from repairing or maintaining the Collateral as provided herein or restoring all damage or destruction to the Collateral, regardless of whether or not there are insurance proceeds available or whether any such proceeds are sufficient in amount, and the application or release by Lender of any insurance proceeds shall not cure or waive any default or notice of default under this Agreement or invalidate any act done pursuant to such notice.

7.6     Assignment of Insurance Policies Upon Foreclosure. In the event of foreclosure of the Security Instrument or other transfer of title or assignment of the Collateral in extinguishment, in whole or in part, of the debt secured hereby, all right, title and interest of Borrower in and to all policies of insurance required by the Security Instrument shall inure to the benefit of and pass to the successor in interest of Borrower, or the purchaser or grantee of the Collateral.

7.7     Subrogation; Waiver of Offset.

(a)     Indemnification. If Lender is made a party defendant to any litigation concerning this Agreement or the Collateral or any part thereof or interest therein, then Borrower shall indemnify, defend and hold Lender harmless from all liability by reason of said litigation (other than to the extent arising from Lender’s gross negligence or willful misconduct), including attorneys’ fees and expenses incurred by Lender in any such litigation, whether or not any such litigation is prosecuted to judgment. If Lender commences an action against Borrower to enforce any of the terms hereof or because of the breach by Borrower of any of the terms hereof, or for the recovery of any sum secured hereby, Borrower shall pay to Lender attorneys’ fees and expenses, and the right to such attorneys’ fees and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If Borrower breaches any provision of this Agreement, Lender may employ an attorney or attorneys to protect its rights hereunder and, in the event of such employment following any breach by Borrower, Borrower shall pay Lender attorneys’ fees and expenses incurred by Lender, whether or not an action is actually commenced against Borrower by reason of breach. Notwithstanding the foregoing, if an action is actually commenced by either party and such action proceeds to final judgment in favor of Borrower, then (i) Borrower shall have no obligation to pay Lender’s attorneys’ fees and expenses, and (ii) Lender shall pay Borrower attorneys’ fees and expenses incurred by Borrower in connection with such action.

(b)     Waiver. Borrower waives any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for loss of or damage to Borrower, the Collateral, Borrower’s other property or the property of others under Borrower’s control from any cause insured against or required to be insured against by the provisions of the Security Instrument, other than arising solely out of Lender’s or its agent’s gross negligence or willful misconduct.

(c)     Payment. All sums payable by Borrower hereunder or under the other Loan Documents shall be paid without notice (except as expressly provided herein), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower hereunder or under the other Loan Documents shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of: (i) any damage to or destruction of the Collateral or any part thereof; (ii) any restriction or prevention of or interference with any use of the Collateral or any part thereof; (iii) any title defect or encumbrance upon the Collateral; (iv) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lender or Borrower, or any action taken with respect to the Security Instrument by any trustee or receiver of Lender or Borrower, or by any court, in any such proceeding; (v) any claim which Borrower has or might have against Lender; or (vi) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Borrower shall have notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any sum secured hereby and payable by Borrower.

8.            LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of the Loan Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Loan Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (a) be payable on demand; (b) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (i) the term of any applicable insurance policy; or (ii) the remaining term of the Note; or (c) be treated as a balloon payment which will be due and payable at the Note’s maturity.

9.            ADDITIONAL FINANCIAL REQUIREMENTS.

9.1     Debt Service Coverage Ratio. Borrower covenants that it shall maintain a minimum Debt Service Coverage Ratio equal to 1.50:1.00 for each annual period ending on the last day of each fiscal year during the term of the Note, beginning on December 31, 2013, as measured using the EBITDA of Borrower for the applicable twelve (12) month measuring period divided by the CPLTD, plus actual interest expense, for Borrower and all subsidiaries of Borrower for the applicable twelve (12) month measuring period, each as determined by Lender in its sole and absolute discretion.

9.2     Debt to Tangible Net Worth Ratio. At all times during the term of the Note, Borrower covenants that it shall maintain a maximum Debt to Tangible Net Worth Ratio equal to 4.00:1.00 as of December 31, 2013 and 8.50:1.00 for each annual period ending on the last day of each fiscal year thereafter, as determined by Lender in its sole and absolute discretion.

9.3     Minimum Net Worth. At all times during the term of the Note, Borrower covenants that it shall maintain a minimum Net Worth of $21,000,000.00, as determined by Lender in its sole and absolute discretion, to be measured as of each fiscal year end, beginning December 31, 2013.

9.4     Primary Banking Relationship. Borrower covenants that, at all times during the term of the Note, Borrower shall maintain its primary banking relationship with Lender.

9.5     Borrowing Base. Notwithstanding anything to the contrary contained in this Agreement, the Note or under any of the other Loan Documents, at all times during the term of the Note, the Outstanding Principal Balance shall not exceed seventy percent (70%) of the Eligible Receivables, as determined by Lender in its sole and absolute discretion.

9.6     Cross-Default and Cross-Collateralization. Notwithstanding any other provision in the Note, the Loan and all obligations of the Borrower thereunder shall be and hereby is expressly cross-defaulted and cross-collateralized with the NV5 Loan, such that (i) the occurrence of any default under the NV5 Loan which is not cured within the applicable notice and cure period shall constitute an immediate Event of Default under the Note, and (ii) the occurrence of any Event of Default under the Note shall constitute an immediate Event of Default under the NV5 Loan. If any such Event of Default occurs, Lender shall be entitled to exercise any and all rights and remedies including, without limitation, foreclosure against the Collateral and any other collateral under the NV5 Loan in any order and in any combination as Lender shall desire.

10.           DEFAULT.

10.1     Events of Default. Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a)     Payment Default. Borrower fails to make any payment when due under this Agreement or under any of the other Loan Documents.

(b)     Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or any of the other Loan Documents which is not cured within thirty (30) days after notice from Lender.

(c)     Loan Document Defaults. The occurrence of a default or “Event of Default” under the Note, the Security Instrument or any of the other Loan Documents, beyond any applicable cure periods contained therein, if any, whether as to Borrower or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Indebtedness or to permit Lender to accelerate the maturity of all or any portion of the Indebtedness.

(d)     False Statements. Any financial statement, report or certificate made or delivered to Lender by Borrower or any Guarantor is not materially true and complete, or any representation or warranty made or delivered to Lender by Borrower or Guarantor is not materially true and correct.

(e)     Bankruptcy or Insolvency. If a receiver, liquidator or trustee shall be appointed for Borrower or any Guarantor, or if Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or any Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Guarantor, then the same shall constitute an Event of Default only upon the same not being discharged, stayed or dismissed within thirty (30) days.

(f)     Assignment for Benefit of Creditors. If Borrower or any Guarantor shall make an assignment for the benefit of creditors.

(g)     Defective Collateralization. If this Agreement, the Note, the Security Instrument or any of the other Loan Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

(h)     Creditor or Forfeiture Proceedings. If any Person commences foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral owned by Borrower that secures any loan or other obligation of Borrower. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole and absolute discretion, as being an adequate reserve or bond for the dispute.

(i)     Adverse Change. A material adverse change occurs in Borrower’s financial condition or the condition of the Collateral, or Lender believes the prospect of payment for performance of the Loan is materially impaired.

(j)     Events Affecting Guarantor. If any of the preceding events occurs with respect to any Guarantor, or any individual Guarantor dies or becomes incompetent, or any Guarantor revokes or disputes the validity of, or liability under, any of the Guaranty Documents.

(k)     Resignation or Removal. The resignation, removal, or exit of Wright as CEO and Chairman of the Board of Borrower.

(l)     Cross Default. The occurrence of any default under the NV5 Loan, which is not cured within any applicable notice and cure period.

10.2     Remedies.

(a)     Generally. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(b)     Right to Accelerate. Without limiting the generality of the foregoing, upon the occurrence of a default or Event of Default hereunder, Lender may, at its election, declare the entire balance of principal and interest due under the Note and the other Loan Documents immediately due and payable, together with all costs of collection, including attorneys’ fees and all expenses incurred in connection with protection of, or realization on, the Collateral. If Borrower fails to pay all amounts due within thirty (30) days after the Note becomes due in full, whether by acceleration (upon default or otherwise), by the occurrence of the Maturity Date or otherwise, the Outstanding Principal Balance, accrued interest and costs incurred shall thereafter bear interest until paid at a rate equal to the Default Rate. Time is of the essence for the payment and performance of all Obligations under this Agreement and the Loan Documents.

10.3     Collection of Receivables. Borrower and Lender acknowledge and agree as follows:

(a)     Upon Borrower’s failure to make any payment within ten (10) days after it is due under the Note or under any of the other Loan Documents, Lender shall deliver written notice of such default to Borrower (the “Notice of Payment Default”).

(b)     Borrower shall have five (5) days after delivery of the Notice of Payment Default (the “Cure Period”) to cure such default and bring all payments under the Note and under any of the other Loan Documents current.

(c)     In the event that Borrower does not cure such default and bring all payments current within the Cure Period, then Lender shall use commercially reasonable efforts, as determined by Lender in its sole and absolute discretion, to pursue collection efforts against the Receivables at Borrower’s sole cost and expense and, within ten (10) days after the expiration of the Cure Period, (i) Borrower shall deliver, and shall cause NV5 and Nolte to deliver, to Lender a list of all receivables of Borrower, NV5 and Nolte as of the date of the Notice of Payment Default (collectively, the “Receivables”), including the amount and aging of each of the Receivables and each debtor’s name, address, telephone number and contact person, and (ii) Borrower shall deliver, and shall cause NV5 and Nolte to deliver, written notice to each debtor under the Receivables to direct all payments with respect to the Receivables pursuant to Lender’s instructions.

(d)     On and after the expiration of the Cure Period, Borrower shall deliver, and shall cause NV5 and Nolte to deliver, to Lender any and all payments received with respect to the Receivables.

(e)     Any and all payments received by Lender with respect to the Receivables shall be applied to Borrower’s payment obligations to Lender under the Note and under any of the other Loan Documents.

(f)     Notwithstanding anything to the contrary contained herein, (i) Lender shall not be required to pursue collection efforts against any Receivables arising after the date of the Notice of Payment Default, (ii) Lender shall not be required to file suit to collect payment from any of the debtors under the Receivables, (iii) Lender shall not be required to pursue collection efforts for payment of any of the Receivables aged more than ninety (90) days at the time that the Notice of Payment Default is delivered, (iv) Lender shall not be required to pursue collection efforts for payment of any Receivables which are less than $10,000.00, (v) Lender shall not be required to file claims against any of the debtors under the Receivables in the event of a bankruptcy filing by such debtor, and (vi) Lender shall not be required to pursue collection of the Receivables for more than ninety (90) days after the issuance of the Notice of Payment Default.

(g)     Lender makes no assurances to Borrower as to its ability, or the ability of others, to collect sums under the Receivables.

(h)     Borrower’s failure to comply with the provisions and conditions of this Section 10.3 shall be deemed an impediment to Lender’s collection efforts with respect to the Collateral and Wright shall become fully and unconditionally liable to Lender for all “Guarantied Obligations” (as defined in the Springing Guaranty) under the Springing Guaranty.

11.           MISCELLANEOUS PROVISIONS.

11.1     Notices. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below) and shall be given by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or facsimile (if confirmed in writing sent by certified first class mail, return receipt requested); (c) certified first class mail, return receipt requested; or (d) a nationally recognized overnight service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either clause (a) or clause (b) hereof shall be deemed received one (1) Business Day after personal service or one (1) Business Day after delivery by electronic means, if sent pursuant to clause (c) shall be deemed received three (3) Business Days following deposit in the mail, and if sent pursuant to clause (d) shall be deemed received one (1) Business Day following deposit with the overnight service.

TO LENDER: Western Alliance Bank 12220 El Camino Real, Suite 220 San Diego, California 92130 Attn: Commercial Loan Department Facsimile: (858) 755-2134	With a Copy to: Seltzer Caplan McMahon Vitek 750 B Street, Suite 2100 San Diego, California 92101 Attn: Brian T. Seltzer, Esq. Facsimile: (619) 702-6808

TO BORROWER: NV5 Holdings, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021 Attn: CFO Facsimile: (954) 495-2101	With a copy to: NV5 Holdings, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021 Attn: General Counsel Facsimile: (954) 495-2101

11.2     Further Assurances. At Lender’s request and at Borrower’s expense, Borrower shall execute, acknowledge and deliver all other instruments and perform all other acts necessary, desirable or proper to carry out the purposes of the Loan Documents or to perfect and preserve any liens created by the Loan Documents.

11.3     Not Assignable. Neither this Agreement nor any rights of Borrower to receive any sums, proceeds or disbursements under this Agreement or under the Note may be assigned, pledged, hypothecated or otherwise encumbered by Borrower, without the prior written consent of Lender, which consent may be granted or withheld by Lender in its sole and absolute discretion. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of Lender, Borrower and their respective successors and assigns, and shall bind Lender and Borrower and their respective permitted heirs, executors, administrators, successors and assigns.

11.4     Consent to Loan Participation. Lender may at any time sell or grant participations in, or otherwise dispose of in anyway, all or any part of the Loan. Lender shall provide Borrower with notice of any such participations or dispositions. Borrower shall, on Lender’s request, sign and deliver such further instruments as may in Lender’s reasonable opinion be necessary or advisable to effect such disposition, including, without limitation, new notes to be issued in exchange for any note(s) required under this Agreement. If Lender does elect to sell participations in the Loan, Lender may forward to each participant and prospective participant all documents and information related to the Loan in Lender’s possession, including, without limitation, all financial statements, whether furnished by Borrower or otherwise. Except as may be required by any rule, law or regulation of any Governmental Authority that is adopted after the date hereof, all recipients of participations must be affiliated with Lender, unless a change in control of Lender occurs, in which case the foregoing restrictions shall not apply.

11.5     WAIVER OF RIGHT OF TRIAL BY JURY; JUDICIAL REFERENCE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY VOLUNTARILY, KNOWINGLY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE (INCLUDING BY WAY OF JURY TRIAL) IN RESOLVING ANY DISPUTE OR LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE SUBJECT MATTER HEREOF AND THEREOF. THIS PROVISION AND THE WAIVER SET FORTH HEREIN ARE MATERIAL INDUCEMENTS TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE LOAN DOCUMENTS. If any legal proceeding is filed in a court and the preceding jury waiver is not enforceable in such action or proceeding, Borrower and Lender agree that such dispute will be determined by a general reference proceeding in accordance with California Code of Civil Procedure Sections 638 through 645.1, with the exception of: (i) non-judicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in subparagraphs (i) - (iv) above and any such exercise or opposition does not waive the right of any party to a reference proceeding pursuant to this Agreement. The parties intend this general reference agreement to be specifically enforceable in accordance with California Code of Civil Procedure Section 638. Upon the written request of any party, the parties shall select a single referee, who shall be a retired judge or justice, and the matter will be decided by the referee, not a jury. If the parties do not agree upon a referee within ten (10) days of such written request, then, any party may request the Court to appoint a referee pursuant to California Code of Civil Procedure Section 640(b). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except when any party so requests, a court reporter will be used and the transcript will be provided to all parties at the requesting party’s expense. The referee’s fees shall ultimately be borne by the party who does not prevail, as determined by the referee. The referee may require one or more prehearing conferences. The parties hereto shall be entitled to discovery, and the referee shall oversee discovery in accordance with the rules of discovery, and may enforce all discovery orders in the same manner as any trial court judge in proceedings at law in the state of California. The referee shall apply the rules of evidence applicable to proceedings at law in the state of California and shall determine all issues in accordance with applicable state and federal law. The referee shall be empowered to enter equitable as well as legal relief and rule on any motion which would be authorized in a trial, including, without limitation, motions for default judgment or summary judgment. The referee shall report his decision, which report shall also include findings of fact and conclusions of law.

11.6     Integration and Interpretation. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written. Any reference to the Collateral in any of the Loan Documents shall include all or any portion thereof. Any reference to the Loan Documents themselves in any of the Loan Documents shall include all amendments, renewals or extensions approved by Lender.

11.7     Miscellaneous. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein. Whenever this Agreement provides that Lender’s consent is required prior to any act or inaction by Borrower, Guarantor or any other party, Lender may withhold, delay or condition its consent in its sole and absolute discretion, except as may be otherwise expressly and specifically provided herein. Further, Lender’s consent shall be valid only if such consent is expressed in writing.

11.8     Amendments. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any of the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

11.9     Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any of the other Loan Documents, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any of the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or any of the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

11.10     Severability. If any provision of the Loan Documents is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from the Loan Documents, and all remaining parts shall continue in full force as though the invalid, illegal or unenforceable portion had never been part of the Loan Documents.

11.11     Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

11.12     Supplement to Loan Documents. The provisions of this Agreement are not intended to supersede the provisions of any of the other Loan Documents, but shall be construed as supplemental thereto.

11.13     Caption Headings. All headings appearing in any of the Loan Documents are for convenience only and shall be disregarded in construing the Loan Documents.

11.14     Construction. Lender and Borrower have each have the right to be represented by legal counsel in the negotiation and drafting of this Agreement and the other Loan Documents. Accordingly, neither this Agreement or any of the other Loan Documents shall be strictly construed against either Lender or Borrower, and the rules of construction of contracts resolving any ambiguities against the drafting party shall not apply.

11.15     Survival of Representations and Warranties. Borrower agrees that all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing by Borrower to Lender under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in any of the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

11.16     Attorneys’ Fees; Expenses. If Lender refers this Agreement or any of the other Loan Documents to an attorney to enforce, construe or defend the same, or as a consequence of any Default or Event of Default as defined in this Agreement, with or without the filing of any legal action or proceeding, Borrower shall pay to Lender, immediately upon demand, the amount of all attorneys’ fees and costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand at the rate of interest applicable to the principal balance of the Note. The reference to “attorneys’ fees” in this paragraph, elsewhere in this Agreement and in all of the other Loan Documents shall include, without limitation, fees charged by Lender for the services furnished by attorneys who are in its employ, at rates not exceeding those that would be charged by outside attorneys for comparable services.

11.17     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Indebtedness. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

11.18     Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

11.19     Duplicate Originals, Counterparts. This Agreement, and any of the other Loan Documents, may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement, and any of the other Loan Documents, may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

11.20     Time Is of the Essence. Time is of the essence in connection with all Obligations of Borrower under this Agreement and under each of the other Loan Documents.

11.21     Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, State of California.

11.22     Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California, except to the extent that federal law applies.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Business Loan Agreement is executed by Borrower and Lender and is effective as of the date first written above.

BORROWER: NV5 HOLDINGS, INC., a Delaware corporation

By:	/s/ Dickerson Wight
Dickerson Wright, Chief Executive Officer

LENDER: WESTERN ALLIANCE BANK, an Arizona corporation

By:	/s/ Teofla Rich
Name:	Teofla Rich
Its:	Senior Vice President

33